EXHIBIT 10.20

                         HEALTHPLAN SERVICES CORPORATION
                             1997 OFFICER BONUS PLAN

                                  PLAN SUMMARY


      The Compensation Committee of the Board of Directors of the Company adopted an officer bonus plan for 1997. The plan, which was not set forth in a formal document, provided the terms under which certain employees of the Company, including the Company's executive officers, would receive bonuses. Pursuant to the plan, executive officers would have received 1997 bonuses if the Company's earnings per share for 1997 had exceeded $1.11, net of bonus accruals.